EXHIBIT 99.1

                    TRANSNET REJECTS INTEGRATED DATA PROPOSAL

                                                         CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

BRANCHBURG, NEW JERSEY, August 29, 2003 -- TRANSNET CORPORATION (OTCBB: TRNT), a leading IT sales and service company, commented today on the unsolicited non-binding letter of intent received from Integrated Data Corp. of Conshohocken, PA expressing an interest in acquiring all of TransNet's "assets and business." Integrated Data referred to the letter in a recent press release. After an evaluation of the letter, TransNet management determined that it is not in favor of the proposed transaction and will not pursue it further.

The letter received by the Board of Directors stated that Integrated Data's proposal was subject to various conditions, one of which could limit TransNet's use of its own working capital. More than 60% of the consideration proposed by Integrated Data would be shares of Integrated Data common stock. TransNet management considered the proposal in the context of what it believed was in the best interests of TransNet and its shareholders. In deciding not to pursue the proposal, management noted the weak financial condition of Integrated Data; Integrated Data's questionable viability as a going concern; its recent emergence from bankruptcy and lack of demonstrable revenue and profit generation; and the lack of synergy between the two firms' operations. TransNet's management also took into consideration the historical trading pattern of Integrated Data's stock, specifically the extremely thin trading volume and price volatility. Further, TransNet retained an investment advisor to assist management in considering the proposal. The advisor concluded that the proposed transaction posed a significant economic risk for TransNet and its shareholders. In addition, Integrated Data's proposal contained certain conditions that would not be satisfied in order to close the transaction. Based upon these factors, TransNet has determined not to pursue the matter further.

ABOUT TRANSNET

TransNet Corporation is a leading IT support organization for corporate and educational clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:
THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.